Exhibit 99.1

Kopin Provides Business Update and Third Quarter 2018 Operating Results

Ships 5,000 Display Modules to a Tier One Customer for AR Glasses

WESTBOROUGH, Mass.--(BUSINESS WIRE)--November 8, 2018--Kopin Corporation (Nasdaq: KOPN), a leading developer of innovative wearable computing technologies and solutions, today provided an update on its business initiatives and reported financial results for the third quarter ended September 29, 2018.

“The shipment of 5,000 display modules to a Tier One US internet company for its soon-to-launch next generation augmented reality (AR) smart glasses was a major milestone for Kopin and a highlight of the quarter,” said John CC Fan, CEO of Kopin Corp. “This company is helping drive the use of AR headsets by enterprises to improve efficiency and safety by allowing a worker to perform tasks hands free, such as communicating with an expert resource or document data. We expect to ramp shipments in 2019 as the product moves from testing to full production. We are also seeing significant order increases from other enterprise headset customers, reflecting the expanding interest from companies across many verticals that are seeing the benefits of AR. We anticipate shipping over 100,000 units to enterprise AR smart glass customers in 2019.

“We expect to begin beta shipments this quarter of Golden-iTM Infinity, our own solution targeting the enterprise market, with commercialization anticipated in the first quarter of 2019. Golden-i Infinity utilizes Kopin’s patented core technologies including our display, our Whisper® voice extraction for improved speech recognition, and advanced user interface controls to integrate the benefits of AR into an industrial workers’ daily tasks.”

Dr. Fan continued, “In our military business, we continued to ship displays for the F-35 Joint Strike Fighter Program and we expect to ship the initial FWS-I production units in November instead of October, due to a slight delay from one of our component suppliers. In our military development program, we are achieving the necessary milestones to successfully develop both the FWS-CS and the armored vehicle programs. We expect these programs will complete this phase in 2019.”

Dr. Fan concluded, “We are seeing very strong demand for enterprise AR smart glasses and we continue to be a dominant supplier for military applications. Yet while enterprise AR is gaining traction, it is certainly a challenging time for virtual reality VR/AR consumer wearables, especially for VR, which is going through a reassessment. Further complicating the issue is the tariff situation with China which we believe negatively affected our results this quarter, particularly the demand from Chinese customers that buy our components for drone applications. With the weakness in consumer AR/VR demand and the slight delay in FWS-I shipments, we are reducing our full year revenue outlook to $24.5 million to $26.5 million from the previous $30 million to $35 million.

Third Quarter Financial Results

Total revenues for the third quarter ended September 29, 2018 were $5.1 million, compared with $6.1 million for the third quarter ended September 30, 2017.

Research and development (R&D) expenses for the third quarter of 2018 were $4.6 million compared to $5.3 million for the third quarter of 2017.

Selling, general and administrative (SG&A) expenses were $7.2 million for the third quarter of 2018 compared to $5.3 million for the third quarter of 2017.

Net loss attributable to the controlling interest for the third quarter of 2018 was $9.8 million, or $0.13 per share, compared with net loss of $8.2 million, or $0.11 per share, for the third quarter of 2017.

During the third quarter of 2018 Kopin had 11 patents granted and filed for three new applications. Kopin has over 300 patents and patents pending, almost all of which are related to wearable applications.

Net cash used in operating activities for the nine months ended September 29, 2018 was approximately $20.2 million. Kopin has cash and equivalents and marketable securities of approximately $46.2 million at September 29, 2018.

Effective December 31, 2017, Kopin adopted ASC Topic 606 using the “modified retrospective” approach, meaning the standard was applied only to the financial results of fiscal year 2018 with a cumulative adjustment to retained earnings. Under this transition method, Kopin applied the standard only to contracts that were not complete at the initial adoption date.

The following tables show the impact of adoption of Topic 606 on our results of operations for the three and nine months periods ended September 29, 2018 (amount in millions):

	Three Months Ended September 29, 2018
		Balances Without	Effect of
		Adoption of	Change
Statement of Operations	As Reported	Topic 606	Higher/(Lower)
Net product revenues	$3.6	$3.9	$(0.3)
Research and development revenues	1.5	1.6	(0.1)
Cost of product revenues	3.7	3.5	0.2
Net loss attributable to the controlling interest	$(9.8)	$(9.3)	$(0.5)

	Nine Months Ended September 29, 2018
		Balances Without	Effect of
		Adoption of	Change
Statement of Operations	As Reported	Topic 606	Higher/(Lower)
Net product revenues	$13.2	$14.9	$(1.7)
Research and development revenues	3.6	3.8	(0.2)
Cost of product revenues	11.2	12.0	(0.8)
Net loss attributable to the controlling interest	$(24.6)	$(23.4)	$(1.2)

All amounts above are estimates and readers should refer to our Form 10-Q for the quarter ended September 29, 2018 for final disposition.

Conference Call

The Company will host a conference call to discuss the results at 8:30 am ET today. To participate, please dial (877) 395-9764 (U.S. and Canada) or (647) 689-5666 (International). The call will also be available as a live and archived audio webcast on the “Investors” section of the Kopin website, www.kopin.com.

Golden-i, Whisper and Kopin are registered trademarks of Kopin Corporation.

Forward-Looking Statements

Statements in this press release may be considered “forward-looking” statements under the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. Words such as “could,” “may,” “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “predicts,” and variations on such words, and similar expressions that reflect our current views with respect to future events and operational, economic and financial performance are intended to identify such forward-looking statements. Such forward-looking statements include, without limitation, statements relating to our expectation that shipments to a tier one internet company are expected to ramp in 2019; our belief that the significant order increases from other enterprise headset customers, reflects the expanding interest from companies across many verticals that are seeing the benefits of AR; that we anticipate shipping over 100,000 units to enterprise AR smart glass customers in 2019; our expectation that we will begin beta shipments this quarter of Golden-I Infinity, with commercialization anticipated in the first quarter of 2019; our expectation that we will ship the initial FWS-I production units in November; our expectation that the FWS-CS and the armored vehicle programs will end development in 2019; and our expectation that our revenues for the fiscal year 2018 will be in the range of $24.5 to $26.5 million. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. Important factors that could affect performance and cause results to differ materially from management’s expectations are described in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company's Annual Report on Form 10-K for the fiscal year ended December 30, 2017, as updated from time to time in the Company’s Securities and Exchange Commission filings. These risks and uncertainties include, but are not limited to, shipments to the tier one internet company are may not ramp in 2019; our belief that the significant order increases from other enterprise headset customers, reflects the expanding interest from companies across many verticals that are seeing the benefits of AR may be wrong; delays in the development or production issues with Golden-I Infinity units may prevent beta shipments this quarter to any customers; Golden-I Infinity may not be commercialized in the first quarter of 2019; development or production issues with the Golden-I Infinity products, lack of demand for the Golden-i Infinity product or other issues may prevent the sale of Golden-i Infinity; development or production issues may prevent the FWS-I units being shipped in November, 2018; the FWS-CS and the armored vehicle programs may not be finished in 2019; the F-35, FWS-CS, armored vehicle or FWS-I programs could be cancelled; we may not receive additional orders for our components for the F-35, FWS-CS, armored vehicle and FWS-I programs; we may be designed out of the F-35 and FWS-I programs; our enterprise customers expectations of demand may be wrong and not occur which would negatively impact sales of our components to them; our revenues for the fiscal year 2018 may not be in the range of $24.5 to $26.5 million. We undertake no obligation to update any of these forward-looking statements to reflect events or circumstances occurring after the date of this release, except as required by the federal securities laws.

Kopin Corporation
Supplemental Information
(Unaudited)

	Three Months Ended		Nine Months Ended

	September 29, 2018	September 30, 2017	September 29, 2018	September 30, 2017
Display Revenues by Category (in millions)
Military Applications	$1.5	$2.8	$5.4	$6.4
Industrial Applications	1.3	1.1	4.3	4.1
Consumer Electronics Applications	0.8	1.3	3.2	2.8
Research and Development	1.5	0.6	3.6	1.9
Other	-	0.3	0.2	1.2
Total	$5.1	$6.1	$16.7	$16.4

Stock-Based Compensation Expense
Cost of component revenues	$52,000	$143,000	$319,000	$406,000
Research and development	159,000	203,000	627,000	616,000
Selling, general and administrative	979,000	676,000	2,933,000	1,968,000
	$1,190,000	$1,022,000	$3,879,000	$2,990,000

Other Financial Information
Depreciation and amortization	$559,000	$736,000	$1,689,000	$1,878,000

Kopin Corporation
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 29, 2018	September 30, 2017	September 29, 2018	September 30, 2017
Revenues:
Net product revenues	$3,643,619	$5,589,402	$13,160,507	$14,501,945
Research and development revenues	1,482,711	549,765	3,563,341	1,942,819
	5,126,330	6,139,167	16,723,848	16,444,764
Expenses:
Cost of product revenues	3,659,800	4,144,884	11,219,741	11,379,467
Research and development	4,599,266	5,253,860	13,577,075	14,213,950
Selling, general and administrative	7,166,136	5,344,999	21,011,049	16,186,946
	15,425,202	14,743,743	45,807,865	41,780,363

Loss from operations	(10,298,872)	(8,604,576)	(29,084,017)	(25,335,599)

Other income, net	174,892	306,437	4,442,262	691,042

Loss before benefit (provision) for income taxes and net loss	(10,123,980)	(8,298,139)	(24,641,755)	(24,644,557)
(income) from noncontrolling interest

Benefit (provision) for income taxes	316,000	(4,500)	115,000	1,141,500

Net loss	(9,807,980)	(8,302,639)	(24,526,755)	(23,503,057)

Net loss (income) attributable to noncontrolling interest	16,596	55,217	(41,862)	65,223

Net loss attributable to the controlling interest	$(9,791,384)	$(8,247,422)	$(24,568,617)	$(23,437,834)

Net loss per share:
Basic and diluted	$(0.13)	$(0.11)	$(0.34)	$(0.34)

Weighted average number of common shares outstanding:
Basic and diluted	73,135,253	72,187,688	73,102,979	69,117,640

Kopin Corporation
Condensed Consolidated Balance Sheets
(Unaudited)

	September 29, 2018	December 30, 2017
ASSETS
Current assets:
Cash and marketable securities	$46,203,016	$68,755,684
Accounts receivable, net	2,628,139	4,659,986
Contract assets and unbilled receivables	1,935,262	-
Inventory	4,953,908	5,080,797
Prepaid and other current assets	1,177,819	1,243,029

Total current assets	56,898,144	79,739,496

Land, equipment and improvements, net	5,075,602	5,077,043
Goodwill and intangible assets	1,982,045	2,663,883
Equity investment	5,572,816	-
Other assets	2,096,578	3,842,068

Total assets	$71,625,185	$91,322,490

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$4,229,388	$4,918,605
Accrued expenses	4,851,590	4,351,537
Income tax payable	1,573	1,416,892
Deferred income taxes	547,266	520,000
Contract liabilities and billings in excess of revenue earned	428,642	896,479

Total current liabilities	10,058,459	12,103,513

Other long term liabilities	2,080,680	1,569,253
Lease commitments	260,660	269,877

Total Kopin Corporation stockholders' equity	59,929,151	78,099,269
Noncontrolling interest	(703,765)	(719,422)
Total stockholders' equity	59,225,386	77,379,847
Total liabilities and stockholders' equity	$71,625,185	$91,322,490

CONTACT:
Kopin Corporation
Richard Sneider, 508-870-5959
Treasurer and Chief Financial Officer
Richard_Sneider@kopin.com
or
Market Street Partners
Joann Horne, 415-445-3233
JHorne@marketstreetpartners.com